EXHIBIT 10.1

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”) is entered into this 28th day of February, 2001, by and between Human Genome Sciences, Inc. (hereinafter “HGS”), a Delaware corporation, having offices located at 9410 Key West Avenue, Rockville, Maryland 20850, and Vascular Genetics Inc., (hereinafter the “LICENSEE”), a Delaware corporation, having offices located at Suite 201, 4364 S. Alston Avenue, Durham, North Carolina 27713.

W I T N E S S E T H

WHEREAS, HGS and LICENSEE are parties to that certain License Agreement, dated as of October 31, 1997, as amended (the “ORIGINAL LICENSE AGREEMENT”); and

WHEREAS, HGS and LICENSEE now desire to amend and restate the ORIGINAL LICENSE AGREEMENT in its entirety pursuant to the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

DEFINITIONS

1.1

AFFILIATE(s) shall mean any business entity controlled by, controlling, or under common control with the LICENSEE. For the purposes of this definition, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock, in the case of a corporation, or of the rights to receive voting stock, in the case of a corporation, or of the rights to receive distributable net income, in the case of any other business entity.

1.2

BIOLOGICAL LICENSE APPLICATION (“BLA”) shall mean the application filed with the U.S. Food and Drug Administration (FDA) for permission to market a new biological agent for human use.

1.3

CHANGE OF CONTROL shall mean the occurrence of any of the following events:

1.3.1

any “Person” (as defined for purposes of this definition only in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) of the Exchange Act, and including any Person whose securities are publicly traded or other Person whose securities are not publicly traded but has a value of not less than seventy-five million dollars ($75,000,000.00)), other than (1) LICENSEE and its AFFILIATES, (2) any trustee or fiduciary holding securities under an employee benefit plan of LICENSEE or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) any corporation, partnership, limited liability company or other business entity owned, directly or indirectly, by the stockholders of

LICENSEE in substantially the same proportions as their ownership of LICENSEE’s common stock, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of LICENSEE representing more than 50% of the combined voting power of LICENSEE’s then outstanding voting securities; provided that if such Person’s securities are not publicly traded, then such Person has a value, as determined in good faith by the LICENSEE’s board of directors (excluding for this vote, the directors appointed by HGS), of not less than seventy-five million dollars ($75,000,000.00);

1.3.2

the stockholders of LICENSEE approve a merger or consolidation of LICENSEE with any other corporation, partnership, limited liability company or other business entity, other than both (1) a merger or consolidation which would result in the voting securities of LICENSEE outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of LICENSEE or such surviving or parent entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation in which no person acquires 50% or more of the combined voting power of LICENSEE’s then outstanding securities; or

1.3.3

the stockholders of LICENSEE approve an agreement for the sale or disposition by LICENSEE of all or substantially all of LICENSEE’s assets (or any transaction having a similar effect), provided the fair market value of the consideration to be received by LICENSEE is not less than $50 million as determined in good faith by the LICENSEE’s board of directors (excluding for this vote, the directors appointed by HGS).

1.4

CLINICAL TRIALS shall mean testing under controlled conditions of a biological entity in humans.

1.5

CLINICAL TRIAL MATERIAL shall mean the test agent approved for experimental use in human CLINICAL TRIALS.

1.6

EFFECTIVE DATE means October 31, 1997.

1.7

EXCLUSIVE means HGS shall not grant further licenses in the LICENSED TERRITORY in the LICENSED FIELD OF USE, subject to provisions of Section 2.2.1.

1.8

FDA CLINICAL HOLD means the current clinical hold LICENSEE is under with respect to its use of the VEGF-2 plasmid in CLINICAL TRIALS, which was communicated in writing to LICENSEE by the FDA in the FDA’s letter to LICENSEE (Attn. Ms. Lynda Sutton) dated February 23, 2000.

1.9

GENE THERAPY shall mean treatment or prevention of a disease, or remedying a gene deficiency of humans by genetic modification of human somatic cells or germ cells (in vivo, in vitro, or ex vivo) with DNA (RNA) for the purpose of expressing a protein or oligo (poly) nucleotide encoded by said DNA (RNA) in a human.

1.10

GOOD MANUFACTURING PRACTICES (GMP) shall mean the current regulations issued by the U.S. FDA concerning the manufacture of new chemical or biological agents for human use.

1.11

HGS/VICAL LICENSE means that certain License Agreement dated February 24, 2000 between HGS and VICAL, as amended, replaced or modified.

1.12

INVENTION(s) shall mean inventions described and claimed in the PATENTS.

1.13

LICENSED FIELD OF USE shall mean the field of GENE THERAPY for the treatment of vascular disease.

1.14

LICENSED PATENT(s) means those PATENTS licensed to LICENSEE pursuant to the terms and conditions of this Agreement.

1.15

LICENSED PRODUCTS means any product or part thereof in the LICENSED FIELD OF USE, the manufacture, use or sale of which:

1.15.1

is covered in whole or in part by a valid claim of an issued, unexpired LICENSED PATENT(s) directed to the INVENTION(s). A claim of an issued, unexpired LICENSED PATENT(S) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken;

1.15.2

is covered by any claim being prosecuted in a pending application directed to the INVENTION(s); or

1.15.3

embodies, utilizes, is derived from, is made in accordance with, or incorporates any of the TECHNOLOGY.

1.16

LICENSED TERRITORY means Worldwide.

1.17

NET SALES means the gross revenue invoiced for sales of the LICENSED PRODUCT(s) in the form in which sold or used, whether or not assembled (and without excluding therefrom any components or subassemblies thereof, whatever their origin and whether or not patent impacted), less the following items but only insofar as they actually pertain to the disposition of such LICENSED PRODUCT(s) by LICENSEE or sublicensees and are included in such gross income, and are separately billed:

1.17.1

import, export, excise, and sales taxes, plus custom duties;

1.17.2

costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises; and

1.17.3

credit for returns, allowances, or trades.

1.18

PATENTS shall mean those United States or foreign patents and/or patent applications listed on Schedule A hereto as amended and modified from time to time by HGS, which such Schedule is hereby incorporated herein by reference, the INVENTIONS described and claimed therein, and any divisions, reissues, continuations, continuations-in-part, or extensions relating or corresponding thereto, and in the foreign patent applications corresponding thereto.

1.19

TECHNOLOGY means existing technical data and information that is related to VEGF-2, is provided to LICENSEE by HGS, and pertains to the LICENSED PATENTS, INVENTION(s), or the LICENSED FIELD OF USE regardless of whether or not such data or information is of a confidential nature.

1.20

VEGF-2 means Vascular Endothelial Growth Factor 2.

1.21

VICAL means VICAL Incorporated, a Delaware corporation.

2.

GRANT

2.1

As of the EFFECTIVE DATE, HGS grants and LICENSEE accepts, subject to all the terms and conditions of this Agreement, an EXCLUSIVE license in the LICENSED FIELD OF USE to make, use and sell LICENSED PRODUCT(s) in the LICENSED TERRITORY for a term of the life of the last to expire of the LICENSED PATENT(s). Such license shall include the right to grant sublicenses subject to the terms and conditions of this Agreement.

2.2

The granting and acceptance of this license is subject to the following:

2.2.1

HGS expressly reserves to itself the right to make and use any LICENSED PRODUCT(s) for its internal purposes or for research or educational purposes.

2.2.2

All sublicenses granted by LICENSEE hereunder shall include a requirement that the sublicensee use its best efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible and shall bind the sublicensee to meet all of LICENSEE’s obligations to HGS as set forth in this Agreement to the extent reasonably applicable to such sublicense and a copy of this Agreement shall be attached to each such sublicense agreement. A copy of each sublicense agreement shall be provided to HGS upon execution of the agreement by LICENSEE and the sublicensee.

2.3

As of the EFFECTIVE DATE, HGS grants to LICENSEE the right to extend the licenses granted or to be granted in Section 2.1 to an AFFILIATE subject to the terms and conditions hereof provided.

2.4

LICENSEE acknowledges that it has no license to use the TECHNOLOGY for any purpose other than the manufacture of LICENSED PRODUCTS for use and sale in the LICENSED FIELD OF USE in the LICENSED TERRITORY and no license to make, use or sell LICENSED PRODUCTS outside of the LICENSED FIELD OF USE. LICENSEE understands that the rights granted to it under this Agreement are conditioned upon its agreement to refrain from using LICENSED PATENTS or TECHNOLOGY outside the LICENSED FIELD OF USE and any such activity by LICENSEE shall be a material breach of this Agreement.

3.

USE OF TECHNOLOGY

3.1

LICENSEE will use its knowledge and skill in clinical testing, the pharmaceutical industry and the FDA regulatory process to work in good faith to exercise prudent and reasonable best efforts, acting with a profit motive, but as may be limited by financial or other constraints as set forth in this Agreement, to undertake the activities set forth below toward the goal of commercializing the TECHNOLOGY and bringing LICENSED PRODUCTS to the market.

3.2

Subject to Sections 3.3 and 3.4, LICENSEE agrees that it will meet the following minimum use standards either by its own performance or through or in combination with a sublicensee:

(a)

By the end of eight (8) months from the date of this Agreement, be removed from FDA CLINICAL HOLD.

(b)

Within twelve (12) months following the date of notification from the FDA that the FDA CLINICAL HOLD is removed (but no later than June 30, 2002), have met with the FDA and received concurrence for the design of a clinical program for at least one LICENSED PRODUCT that will support licensure in the United States, such concurrence to be evidenced by minutes of such meeting.

(c)

Within twenty-four (24) months following the date of notification from the FDA that the FDA CLINICAL HOLD is removed (but no later than June 30, 2003), LICENSEE shall have prepared and submitted a BLA for at least one LICENSED PRODUCT.

3.3

DELAY OF MINIMUM USE REQUIREMENTS.

3.3.1

The minimum use requirement of Section 3.2(b) shall be delayed and tolled during the period, but not exceeding two (2) months, of any delays or stoppages in the manufacture or supply of CLINICAL TRIAL MATERIAL or of LICENSED PRODUCTS, where:

3.3.1.1

the sole reason LICENSEE is unable to meet such minimum use requirement is the lack of adequate CLINICAL TRIAL MATERIAL or LICENSED PRODUCTS; and

3.3.1.2

LICENSEE has made good faith efforts to obtain a manufacturer of CLINICAL TRIAL MATERIAL or LICENSED PRODUCTS, and despite such efforts has not been able to obtain such a manufacturer or such manufacturer has not been able to manufacture successfully such material; and

3.3.1.3

LICENSEE commenced its search for a new manufacturer within ten (10) days of the execution of this Agreement and submits to HGS a monthly status report detailing LICENSEE’s efforts to obtain a manufacturer and the efforts of the manufacturer to produce CLINICAL TRIAL MATERIAL or LICENSED

PRODUCTS, and further detailing any technical information required by the manufacturer from HGS.

3.3.2

In the event that the minimum use requirement of Section 3.2(b) is extended by a period of time, not to exceed two (2) months, pursuant to Section 3.3.1 of this Agreement, the minimum use requirement of Section 3.2(c) shall be extended for an equivalent period of time.

3.4

TERMINATION OF MINIMUM USE REQUIREMENT. Section 3.2 of this Agreement shall be terminated and deleted in its entirety, without further action by either party, upon the occurrence of a CHANGE OF CONTROL of LICENSEE.

3.5

LICENSEE shall submit written reports to HGS within thirty (30) days after the end of each calendar half describing the activities LICENSEE has undertaken with respect to achieving the minimum use standards set forth in this Section.

3.6

HGS recognizes that LICENSEE may be restricted by certain agreements with St. Elizabeth’s Medical Center of Boston from fully developing and marketing LICENSED PRODUCTS for all uses within the LICENSED FIELD OF USE. LICENSEE hereby agrees that for any use of a LICENSED PRODUCT within the LICENSED FIELD OF USE that LICENSEE is unable or unwilling to pursue, all rights to such use shall revert to HGS.

4.

ROYALTIES

4.1

INITIAL LICENSE FEE In partial consideration for the license granted by this Agreement, LICENSEE has provided HGS an equity position in LICENSEE as set forth in the Vascular Genetics Inc., Shareholder Agreement, dated October 31, 1997.

4.2

BASIC ROYALTY FEE In further consideration of the license granted by this Agreement, LICENSEE shall pay HGS the following basic royalty fees:

4.2.1  **1  of all NET SALES by LICENSEE, its AFFILIATES and its sublicensees during each calendar year in which the NET SALES are less than **;

4.2.2  **   of all NET SALES by LICENSEE, its AFFILIATES and its sublicensees during each calendar year in which the NET SALES are ** or greater, but less than **; and

4.2.3  **   of all NET SALES by LICENSEE, its AFFILIATES and its sublicensees during each calendar year in which the NET SALES are ** or greater.

5.

REPORTS, PAYMENTS

5.1

QUARTERLY EARNED ROYALTY PAYMENT AND REPORT

______________

1 “**” indicates redacted confidential information pursuant to a confidential treatment request filed with the SEC.

5.1.1

LICENSEE shall submit written reports and earned royalty payments to HGS within ninety (90) days after the end of each calendar quarter. These reports shall state the number, description, and aggregate NET SALES of LICENSED PRODUCT(s) during such completed calendar quarter, and the resulting calculation pursuant to Section 4.2 of the Basic Royalty Fee due HGS for the calendar quarter covered by such report. If no royalties are due to HGS for any reporting period, the written report shall so state.

5.1.2

All payments due hereunder shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the New York Times, or, if not in the Times, than in the Wall Street Journal) on the last business day in New York, New York of each royalty period. Such payments shall be without deduction of exchange, collection or other charges. Any and all foreign taxes levied on account of royalties accruing under this Agreement remittable from a country in which provision is made in the law or by regulation for withholding shall be deducted from such royalty, shall be paid by LICENSEE, any sublicensee and/or its AFFILIATES to the proper taxing authority and proof of payment will be secured and sent to HGS as evidence of such payment. Notwithstanding the foregoing, in the event that the revenues received by LICENSEE, any sublicensee and/or its AFFILIATES cannot be converted into U.S. Dollars and/or cannot be repatriated from a foreign country, such royalty payments shall be made for the benefit of HGS, as directed by HGS, subject to applicable law.

5.1.3

Late payments shall be subject to an interest charge of one and one-half percent (1 1/2%) per month.

5.1.4

This section shall survive termination of the Agreement for any reason.

5.2

ACCOUNTING LICENSEE agrees to keep full and complete records for a period of five (5) years following the manufacture, sale, use or other disposition of LICENSED PRODUCTS sold or otherwise disposed of under the license herein granted in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined, and further agrees to permit its books and records to be examined by HGS from time to time to the extent necessary to verify reports to be prepared and submitted by LICENSEE pursuant to Section 5.1. Such examination shall be at the expense of HGS, except in the event that the results of such examination reveal a discrepancy in LICENSEE’s favor of five percent (5%) or more, then the fees associated with HGS’ examination shall be paid by LICENSEE with thirty (30) days of invoice and shall be subject to the interest charge for late payments set forth in Section 5.1.3. This provision shall survive termination of the Agreement for any reason.

6.

OPTION FOR ADDITIONAL GENES

6.1

Except as applicable under Sections 6.2 and 6.3 below, this Section 6.1 shall not apply and shall be of no force or effect.

6.1.1

LICENSEE shall have the option to license technology and patents related to two human genes, in addition to the technology and patents related to VEGF-2 which are licensed pursuant to this Agreement, in accordance with the procedures and conditions set out below.

6.1.2

For each gene that LICENSEE wishes a license pursuant to Section 6.1.1, LICENSEE must submit in writing: (a) a notice identifying the gene for which a license is requested; (b) an information package setting forth in detail data showing that the gene has utility in the treatment or management of vascular disease as demonstrated by animal models in experiments conducted by LICENSEE.

6.1.3

LICENSEE recognizes that its option to license a particular gene is subordinate to the rights of Schering Corporation and Schering-Plough, Ltd. (together, referred herein as Schering-Plough) pursuant to a GENE THERAPY COLLABORATION AND LICENSE AGREEMENT between Schering-Plough and HGS, dated June 28, 1996 and may be subordinate to other gene therapy collaboration partners (collectively with Schering-Plough, referred to herein as “COLLABORATION PARTNERS”).

6.1.4

Upon receipt of the notice and information package described in Section 6.1.2, HGS will promptly notify COLLABORATION PARTNERS of HGS’ intention to license the gene to a third party. Upon receipt of COLLABORATION PARTNERS’ decision with respect to the gene, HGS will promptly notify LICENSEE as to whether the gene is available for licensing.

6.1.5

Upon notice from HGS that the gene requested by LICENSEE is available for licensing: (1) all patents and patent applications owned or controlled by HGS relating to the gene shall be added to the list of patents and patent applications set forth on Schedule A and shall be encompassed within the definition of PATENTS; and (2) all technical data and information that relates to the gene, is provided to LICENSEE by HGS, and pertains to the LICENSED PATENTS, INVENTION(s) or LICENSED FIELD OF USE, regardless of whether or not such data or information is of a confidential nature, shall be encompassed within the definition of TECHNOLOGY.

6.1.6

Any LICENSED PRODUCT based on a gene licensed pursuant to this Section shall be subject to the same rights and obligations as LICENSED PRODUCTS related to VEGF-2, except as set forth in Section 6.1.7, 6.1.8 and 6.1.9 below.

6.1.7

Basic Royalty Fee: For LICENSED PRODUCTS based on a gene licensed pursuant to this Section, LICENSEE shall pay HGS the following basic royalty fees:

6.1.7.1

**2  of all NET SALES by LICENSEE, its AFFILIATES and its sublicensees during each calendar year in which the NET SALES are less than **;

______________

2 “**” indicates redacted confidential information pursuant to a confidential treatment request filed with the SEC.

6.1.7.2

**3  of all NET SALES by LICENSEE, its AFFILIATES and its sublicensees during each calendar year in which the NET SALES are greater than ** but less than **;

6.1.7.3

**  of all NET SALES by LICENSEE, its AFFILIATES and its sublicensees during each calendar year in which the NET SALES are ** or greater.

6.1.8

LICENSEE’s option to elect up to two genes shall expire as follows: the option to elect one of the two genes shall expire on November 1, 2006; the option to elect the second of the two genes shall expire on the date specified in Section 6.2.

6.1.9

LICENSEE shall use diligent efforts to develop, market, promote and sell LICENSED PRODUCTS based on each gene licensed pursuant to this Section, comparable to those efforts it is to use with respect to LICENSED PRODUCTS based on VEGF-2 as set forth in Section 3.

6.2

If during the period beginning on February 24, 2000 and ending on September 30, 2004, (1) VICAL did not exercise its option to obtain licenses from HGS for at least two “VICAL Research Genes” as such term is defined in and pursuant to the HGS/VICAL LICENSE or (2) VICAL exercised its option to obtain such licenses from HGS for at least two VICAL Research Genes, but as of September 30, 2004, fewer than two of such licenses remain in effect due to one or more terminations pursuant to Section 8.3 of the HGS/VICAL LICENSE, then as of October 1, 2004, Section 6.1 hereof shall apply and be in full force and effect without further action, in which event the option to elect the second of the two genes under Section 6.1.8 shall expire on November 1, 2007.

6.3

If during the period beginning on February 24, 2000 and ending on September 30, 2004, (1) VICAL exercised its option to obtain licenses from HGS for only two VICAL Research Genes under the HGS/VICAL LICENSE or (2) VICAL exercised its option to obtain such licenses from HGS for three VICAL Research Genes, but as of September 30, 2004, only two of such licenses remain in effect due to a termination pursuant to Section 8.3 of the HGS/VICAL LICENSE, then as of October 1, 2004, Section 6.1 hereof shall apply and be in full force and effect without further action, provided that all references in Section 6.1 to two genes shall be changed to one gene, and the option to elect such gene under Section 6.1.8 shall expire on November 1, 2006.

7.

RESERVED

8.

DOMESTIC AND FOREIGN FILING AND MAINTENANCE

______________

3 “**” indicates redacted confidential information pursuant to a confidential treatment request filed with the SEC.

8.1

Subject to Section 8.6, HGS shall be responsible for and control the preparation, filing, prosecution and maintenance of all patent applications, and patents included in LICENSED PATENTS.

8.2

LICENSEE shall be obligated to reimburse HGS for all reasonable expenses HGS incurs after the date of this Agreement for the preparation, filing, prosecution and maintenance of LICENSED PATENTS.

8.3

LICENSEE shall remit payment for the patent expenses set forth in Section 8.2 within thirty (30) days from receipt of an invoice submitted by HGS or its legal representative, provided that LICENSEE shall not be obligated to pay any such sums until such time as LICENSEE: (1) has on hand cash and cash equivalents totaling at least two million dollars ($2,000,000) or (2) has consummated an underwritten public offering of Common Stock. Late payment of these invoices shall be subject to interest charges of one and one-half percent (1 ½%) per month.

8.4

LICENSEE shall cooperate fully with HGS in the preparation, filing, prosecution and maintenance of LICENSED PATENTS and of all patents and patent applications licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of LICENSEE to execute such papers and instruments so as to enable HGS to apply for, to prosecute and to maintain patent applications and patents in HGS’ name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

8.5

If LICENSEE elects to no longer pay the expenses of a patent application or patent included within the LICENSED PATENTS, LICENSEE shall notify HGS not less than sixty (60) days prior to such action and shall thereby surrender its rights under such patent or patent application.

8.6

If HGS elects not to continue to prosecute or maintain any patent application or patent included in LICENSED PATENTS in any or all countries, HGS shall notify LICENSEE at least sixty (60) days prior to abandoning such patent application or patent. Upon such notice, LICENSEE shall have the right to prosecute or maintain such patent application or patent in such country or countries at LICENSEE’s expense and HGS shall assign its ownership interest in such patent application or patent to LICENSEE; LICENSEE shall have no further obligation (including the payment of royalties) to HGS with respect to such patent application or patent.

9.

INFRINGEMENT

9.1

Each party agrees to notify the other promptly of any infringement of the LICENSED PATENTS in the LICENSED FIELD, of which either party is or becomes aware.

9.2

With respect to any such infringement of the LICENSED PATENTS in the LICENSED PATENT FIELD, HGS shall have the first right, but not the obligation, to bring an action for infringement at its expense. LICENSEE agrees to cooperate fully with HGS in connection with any such action. Recoveries or reimbursements from any such action shall first be applied to reimburse HGS for litigation costs, then to LICENSEE for its costs in cooperating in such action, and the balance shall be divided evenly between HGS and LICENSEE.

9.3

If, after ninety (90) days from written notice by LICENSEE of the infringement of a LICENSED PATENT in the LICENSED FIELD, HGS elects not to bring an action for infringement, LICENSEE shall have the right, but not the obligation, to bring an action for infringement. The written notice required by this section shall contain sufficient evidence to establish a prima facie case of infringement. Before LICENSEE or its sublicensees commence an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of HGS and to potential effects on the public interest in making its decision whether or not to sue and in the case of a sublicense, shall report such views to the sublicensee.

9.4

If LICENSEE or its sublicensee elects to commence an action described in Section 9.3 and HGS is a legally indispensable party to such action, HGS agrees to join the action as co-plaintiff. Upon doing so, HGS shall jointly control the action with LICENSEE or its sublicensee.

9.5

LICENSEE shall reimburse HGS for any costs HGS incurs as part of an action brought by LICENSEE or its sublicensee pursuant to Section 9.3, irrespective of whether HGS shall become a co-plaintiff.

9.6

If LICENSEE or its sublicensee elects to commence an action as described above, LICENSEE may reduce, by up to fifty percent (50%), the royalty due to HGS earned under the patent subject to suit by fifty percent (50%) of the amount of the expenses and costs of such action, including attorney fees. In the event that such fifty percent (50%) of such expenses and costs exceed the amount of royalties withheld by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to HGS from LICENSEE in succeeding calendar years, but never by more than fifty percent (50%) of the royalty due in any one year.

9.7

No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the written consent of HGS, which consent shall not be unreasonably withheld.

9.8

Recoveries or reimbursements from an action commenced pursuant to Section 9.3 shall first be applied to reimburse LICENSEE and HGS for litigation costs not paid from royalties and then to reimburse HGS for royalties withheld. Any remaining recoveries or reimbursements shall be treated as NET SALES and royalties shall be paid to HGS as provided in this Agreement on such NET SALES.

9.9

In the event that a declaratory judgment action alleging invalidity of any of the PATENTS shall be brought against LICENSEE or HGS, HGS at its sole option, shall have the right to intervene and take over the defense of the action at its own expense.

10.

TERM, TERMINATION

10.1

This Agreement, unless terminated as provided herein, shall remain in effect for the LIFE OF LICENSED PATENT(s).

10.2

In the event LICENSEE fails to timely make any payments due hereunder, HGS shall have the right to terminate this Agreement upon thirty (30) days written notice, unless LICENSEE makes such payments plus interest within the thirty (30) day notice period. If payments are not made, HGS may immediately terminate this Agreement.

10.3

In the event that LICENSEE, shall default in the performance of any obligations under this Agreement (other than as provided in 10.2 above which shall take precedence over any other default), including those set forth in Section 3, and if the default has not been remedied within sixty (60) days after the date of notice in writing of such default to the LICENSEE, HGS may immediately terminate this Agreement upon the expiration of said sixty (60) day notice period by written notice of LICENSEE. Notwithstanding the foregoing, HGS shall have the right to terminate this Agreement upon written notice to LICENSEE if LICENSEE fails to obtain or maintain insurance as set forth in Section 11.2 and such failure continues for ten (10) days after written notice thereof by HGS to LICENSEE.

10.4

In the event that LICENSEE shall make an assignment for the benefit of creditors that materially affect LICENSEE’s ability to perform under this Agreement, or shall have a petition in bankruptcy filed for or against it and such petition is not dismissed within ninety (90) days after such filing, HGS shall have the right to terminate this entire Agreement immediately upon giving LICENSEE written notice of such termination.

10.5

All sublicense agreements entered into by LICENSEE hereunder shall provide that, in the event of breach of this Agreement by LICENSEE that is not cured as provided for herein, sublicenses previously granted shall be honored and HGS shall be entitled, at its election, to take over all rights, duties, and obligations contained in said license agreements, as licensor, in LICENSEE’s name, place and stead.

10.6

LICENSEE shall have the right to terminate this Agreement by giving thirty (30) days advance written notice to HGS.

10.7

(a) Upon termination of this Agreement for any reason, LICENSEE shall prepare a final report detailing its activities pursuant to this Agreement and any royalty payments and unreimbursed patent expenses due to HGS. Said report shall be submitted to HGS within thirty (30) days of termination of this Agreement. All outstanding royalty or other payments due HGS at the time of termination shall become immediately payable by LICENSEE. LICENSEE’s obligation to pay royalties accrued through the date of termination of this Agreement shall survive termination and shall be payable to HGS as if the Agreement had not been terminated. (b) Upon termination of this Agreement for any reason all licenses granted to LICENSEE and any sublicense permitted hereunder shall terminate and HGS’ ownership of the LICENSED PATENTS shall be unencumbered by any license granted pursuant to this Agreement.

11.

WARRANTIES, INDEMNIFICATION AND CONFIDENTIALITY

11.1

NO WARRANTIES Except as expressly set forth herein, HGS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY INVENTION OR PRODUCT CONCEIVED, DISCOVERED, LICENSED OR DEVELOPED UNDER THIS LICENSE AGREEMENT. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUCH INVENTION OR PRODUCT, OR THAT THE USE OF LICENSED PRODUCTS(S) WILL NOT INFRINGE ANY PATENT OR OTHER RIGHTS. HGS SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY LICENSEE, ANY SUBLICENSEE OR ANY OTHERS RESULTING FROM ANY SUCH INVENTION OR PRODUCT.

11.2

INDEMNIFICATION INSURANCE

11.2.1

LICENSEE shall indemnify, defend and hold harmless HGS and its directors, officers, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement. This indemnification provision shall survive termination of this Agreement for any reason.

11.2.2

LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to HGS to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

11.2.3

Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $5,000,000 annual aggregate and naming the Indemnities as additional insureds provided such insurance is reasonably available on commercially reasonable terms. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in the amount set forth in the previous sentence, naming the Indemnitees as additional insureds provided such insurance is reasonably available on commercially reasonable terms. Such comprehensive general liability insurance shall provide: (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE’s indemnification under this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to HGS. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under this Agreement.

11.2.4

LICENSEE shall provide HGS with written evidence of such insurance upon request of HGS. LICENSEE shall provide HGS with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period without notice or any additional waiting periods.

11.2.5

LICENSEE shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during the designated shelf life of the LICENSED PRODUCTS plus the applicable statute of limitations period for products liability in the subject period, but in no event more than five (5) years after the license is terminated.

11.3

CONFIDENTIALITY

11.3.1

“CONFIDENTIAL INFORMATION” shall mean, with respect to a party, all information (and all tangible and intangible embodiments thereof), which is owned or controlled by such party, is disclosed by such party to the other party pursuant to this Agreement, and (if disclosed in writing or other tangible medium) is marked or identified as confidential at the time of disclosure to the receiving party or (if otherwise disclosed) is identified as confidential at the time of disclosure to the receiving party and described as such in writing within thirty (30) days after such disclosure. The Financial Details (as hereinafter defined) shall be deemed to be marked as confidential without further action on the part of either party. Notwithstanding the foregoing, CONFIDENTIAL INFORMATION of a party shall not include information which, and only to the extent, the receiving party can establish by written documentation (a) has been publicly known prior to disclosure of such information by the disclosing party to the receiving party, (b) has become publicly known, without fault on the part of the receiving party, subsequent to disclosure of such information by the disclosing party to the receiving party, (c) has been received by the receiving party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information free of confidentiality obligations, (d) has been otherwise known by the receiving party free of confidentiality obligations prior to disclosure of such information by the disclosing party to the receiving party, or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of such information disclosed by the disclosing party to the receiving party.

11.3.2

During the term of this Agreement and for a period of three (3) years following the expiration or earlier termination hereof, each party shall maintain in confidence the CONFIDENTIAL INFORMATION of the other party, and shall not disclose, use or grant the use of the CONFIDENTIAL INFORMATION of the other party except on a need-to-know basis to such party’s AFFILIATES, directors, officers, employees, agents, independent contractors, and such party’s THIRD PARTY licensors of intellectual property rights (sub)licensed hereunder, and such party’s consultants, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement or the Investment Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the CONFIDENTIAL INFORMATION of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s CONFIDENTIAL INFORMATION. Upon the expiration or earlier termination of this Agreement, each party shall return to the other party all tangible items regarding the CONFIDENTIAL INFORMATION of the other party and all copies thereof; provided, however, that each party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.

11.3.3

No public announcement or public disclosure concerning (i) the existence or terms of this Agreement or the Investment Agreement, including without limitation, the number of shares of Series B Preferred Shares or Common Stock which is issuable upon conversion thereof, the number of Additional Common Shares or the percentage any of such represent of the outstanding equity of VGI or the terms of the royalties set forth in this Agreement (collectively the “Financial Details”), (ii) research and/or discoveries made by one party, (iii) milestones achieved by one party, or (iv) exercise by one party of rights and options granted under this Agreement or the Investment Agreement, shall be made, either directly or indirectly, by any party to this Agreement without prior written notice and, except as may be legally required, or as may be legally required for a public offering of securities, or as may be required for recording purposes, without first obtaining the approval of the other party and agreement upon the nature and text of such announcement, such agreement and/or approval not to be unreasonably withheld. In complying with any legal requirement for public announcement or public disclosure, the party having the obligation to so announce or disclose shall summarize or redact information containing the Financial Details as reasonably requested by the other party. Except as otherwise required by law, the party desiring to make any such public announcement or public disclosure shall inform the other party of the proposed announcement or disclosure at least five (5) business days prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. This Paragraph shall not apply to any information in a public announcement or public disclosure that is information essentially identical to that contained in a previous public announcement or public disclosure agreed to pursuant to this paragraph.

11.3.4

Each party hereto acknowledges that the remedy at law for breach of any party of its obligations under this Section 11.3 is inadequate and that each party shall be entitled to equitable remedies, including injunctive relief, in the event of a breach by the other party.

11.3.5

The provisions of this Section 11.3 are in addition to and do not supercede and are not superceded by similar provisions in any other Agreements.

12.

MISCELLANEOUS MATTERS

12.1

USE OF NAME The Company represents that it will not use HGS’ name or the names of any employee of HGS, or any adaptation of any of the foregoing in advertising, promotional, or sales literature relating to LICENSED PRODUCT(s), or generally with respect to any matter arising out of this License Agreement, without the prior written consent of HGS.

12.2

SUCCESSORS AND ASSIGNS Without the prior written approval of HGS, the entire license granted pursuant to this Agreement shall not be transferred or assigned by LICENSEE to any party other than to a successor to the business interest of LICENSEE relating to the LICENSED PATENT(s). This Agreement shall be binding upon the successors, legal representatives and assignees of HGS and LICENSEE.

12.3

WAIVER, AMENDMENT The failure of any party to enforce at any time any provision of this License Agreement, or any right with respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provision, right or election, or to in any way affect the validity of this License Agreement. The exercise by any party of any right or election under the terms or covenants herein shall not preclude or prejudice any party from exercising the same or any other right it may have under this License Agreement, irrespective of any previous action or proceeding taken by the parties hereunder. No change, modification, extension, termination or waiver of this Agreement or any of the provisions herein contained, shall be valid unless made in writing and signed by a duly authorized representative of each party.

12.4

GOVERNING LAW The interpretation and application of the provisions of this Agreement shall be governed by the laws of Maryland.

12.5

NOTICES Written notices required to be given under this Agreement shall be addressed as follows:

If to HGS:

Arthur M. Mandell
Senior Vice President, Business Development
Human Genome Sciences, Inc.
9410 Key West Avenue
Rockville, MD 20850

with a copy to:

James H. Davis
Senior Vice President and General Counsel
Human Genome Sciences, Inc.
9410 Key West Avenue
Rockville, MD 20850

If to LICENSEE:

John W. Cumming
President
Vascular Genetics Inc.
P.O. Box 24068
Hilton Head Island, SC 29925

with a copy to:

Mark S. Lange
Robert. E. Tritt
Long Aldridge & Norman LLP
303 Peachtree Street, Suite 5300
Atlanta, GA 30308

or such other address as either party may request in writing.

12.6

SEVERABILITY Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal, or unenforceable, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed revision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

12.7

ENTIRE AGREEMENT This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

12.8

EFFECTIVE DATE This Agreement shall be effective on the date first appearing in this Agreement.

12.9

RELATIONSHIP OF PARTIES For the purpose of this Agreement, both parties shall be, and shall be deemed to be independent contractors and not agents or employees of the other. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

12.10

CAPTIONS The captions are provided for convenience only and are not to be used in construing any provision of this Agreement.

12.11

NO PRESUMPTIONS The parties agree that they have participated equally in the formation of this Agreement and that the language herein should not be presumptively construed against either of them.

12.12

COUNTERPARTS This Agreement may be signed in counterparts which collectively shall constitute a single agreement.

12.13

AMENDMENT AND RESTATEMENT This Agreement amends, restates and supercedes the Original License agreement in its entirety.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

HUMAN GENOME SCIENCES, INC.
By:	/s/ ARTHUR M. MANDELL

Its:	Arthur M. Mandell
Title:	Senior Vice President

VASCULAR GENETICS INC.
By:	/s/ JOHN W. CUMMING

John W. Cumming
President

Appendix A

HGS Docket No.	Application Title	U.S. Serial No.	Filing Date

PF112	Vascular Endothelial Growth Factor 2	08/207,550 (abandoned in U.S.)	March 8, 1994
PF112P1	Vascular Endothelial Growth Factor 2	08/465,968	June 6, 1995
PF112D1	Polynucleotides Encoding Vascular Endothelial Growth Factor 2	08/824,996	March 27, 1997
PF112P2	Vascular Endothelial Growth Factor 2	08/999,811	December 24, 1997
PF112P3	Vascular Endothelial Growth Factor 2	09/042,105	March 13, 1998
PF112P4	Vascular Endothelial Growth Factor 2	09/107,997	June 30, 1998